UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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ASSOCIATED ESTATES REALTY CORPORATION
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NEWS RELEASE For Immediate Release Release Date: April 6, 2015

Associated Estates Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Support Long-Term Value Creation by
Voting FOR All of the Company’s Highly Qualified Director Nominees

CLEVELAND, April 6, 2015 – Associated Estates Realty Corporation (NYSE, NASDAQ: AEC) today announced it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2015 Annual Meeting of Shareholders to be held on May 22, 2015. Associated Estates shareholders of record as of April 6, 2015 are eligible to vote at the 2015 Annual Meeting.

The Associated Estates Board of Directors unanimously recommends that shareholders protect the value of their investment by voting the WHITE proxy card FOR the Company’s experienced and highly qualified director nominees: Douglas Crocker II, Jon A. Fosheim, John S. Gates, Jr., Jeffrey I. Friedman, Michael E. Gibbons, James J. Sanfilippo, James A. Schoff and Richard T. Schwarz. With the election of this slate, the Associated Estates Board will comprise eight highly qualified and experienced directors, seven of whom are independent and three of whom have joined the Board in the past year.

Jeffrey I. Friedman, Chairman and Chief Executive Officer, said, “Associated Estates has taken a series of decisive actions to substantially reconstitute our Board and significantly enhance our corporate governance practices. We are confident we have the right team in place to continue building on the important progress we have already made, and to ensure the successful execution of our strategy that will further enhance shareholder value.”

Douglas Crocker II, Director and Chairman of the Finance and Planning Committee, and Jon A. Fosheim, Director, commented, “The Associated Estates Board of Directors and management team are focused on creating value for all Associated Estates shareholders, and we are confident that the Company is taking the right steps to advance this objective. Since joining the Board, we have found the Associated Estates directors to be highly qualified, objective, knowledgeable and engaged. We join the other independent directors on the Associated Estates Board in urging you to reject Land and Buildings’ efforts to replace three of your directors.”

In connection with the filing of the definitive proxy statement, the Company is mailing a letter to shareholders detailing the steps Associated Estates has taken to strengthen its Board and enhance its governance. Highlights of the letter include:

•
Associated Estates embraces fresh perspectives and has substantially reconstituted the Board. The three new director nominees – Messrs. Crocker, Fosheim and Gates – are talented, highly independent, and committed to acting in the best interests of all shareholders.

•
Associated Estates is committed to best-in-class corporate governance policies and practices. The Company has taken action to terminate its shareholder rights plan and raise its share ownership limit, among other things.

•
The knowledge and expertise of the Associated Estates Board has enabled the Company to deliver superior long term performance and drive shareholder value creation, including best-in-sector returns over the past 10 years.

•
Given the diversity, experience and qualifications of the Associated Estates Board’s eight director nominees, and the strong likelihood the Land and Buildings slate would not add meaningful value, we strongly recommend that stockholders vote the WHITE proxy card.

The full text of the letter is below:

April 6, 2015

Dear Fellow Associated Estates Shareholder:

Positive change and improvement is underway at Associated Estates.

Over the past 10 years, Associated Estates has delivered best-in-sector returns and exceptional financial and operational performance. At the same time, we have listened to you, our valued shareholders, and taken decisive action to strengthen our Board and enhance our governance.

We have announced our slate of director nominees for election at the Associated Estates Annual Meeting, including three new independent director candidates and five highly qualified continuing directors. If the Associated Estates slate is elected, experienced and talented independent directors will augment the proven value-creation capabilities of the existing team. We are confident the Associated Estates director nominees will continue to implement positive changes at Associated Estates and build on our record of shareholder value creation.

In contrast, we believe the interests of Associated Estates’ shareholders would not be advanced if Land and Buildings is successful in replacing any of the members of your Board with Jonathan Litt’s preferred nominees.

We urge you to protect the value of your investment by voting the enclosed WHITE proxy card to vote “FOR” Associated Estates’ eight director nominees: Douglas Crocker II, Jon A. Fosheim, Jeffrey I. Friedman, John S. Gates, Jr., Michael E. Gibbons, James J. Sanfilippo, James A. Schoff and Richard T. Schwarz.

THE ASSOCIATED ESTATES BOARD EMBRACES FRESH PERPSECTIVES
AND HAS ACTED TO ENHANCE THE COMPANY’S BOARD AND GOVERNANCE

We heard shareholders’ calls for additional changes to the Board, leading to three new director nominees. Associated Estates has a proven track record of operational excellence and delivering superior returns, and we have been open and responsive to feedback from shareholders, some of whom suggested last year that the Board could benefit from further fresh perspectives and the Company’s governance practices should be further enhanced. In response, we have substantially reconstituted our Board by adding two new directors since December 2014 and nominating a third new director for election at the Annual Meeting. The new directors we have nominated – Messrs. Crocker, Fosheim and Gates – are talented, highly independent, and committed to acting in the best interests of all shareholders:

•
Douglas Crocker II: Mr. Crocker joined the Associated Estates Board of Directors in December 2014 as a Director and the Chairman of the Finance and Planning Committee. Mr. Crocker has offered valuable insight and new perspectives to the Board as we work through a thorough review of our assets, operations and business strategy with the help of our financial advisor. Mr. Crocker brings to Associated Estates an unparalleled track record of success in the multifamily sector.

•
Jon A. Fosheim: Mr. Fosheim joined the Associated Estates Board in February 2015 to serve as a Director and member of the Finance and Planning Committee. He was a Principal and Co-Founder of Green Street Advisors. Mr. Fosheim’s extensive experience in the REIT industry and demonstrated leadership capabilities bring additional depth to the Board. We are confident his proven skill set complements the initiatives already underway at Associated Estates to further optimize our portfolio and drive additional shareholder value.

•
John S. Gates, Jr.: In March 2015, Associated Estates announced Mr. Gates as a new independent director nominee. Mr. Gates, Co-Founder and former Co-Chairman and Chief Executive Officer of CenterPoint Properties Trust, is a proven REIT executive with more than 30 years of relevant experience. He has a demonstrated track record of success in real estate development, financing, investment, strategic planning, mergers and acquisitions, and public company management.

As demonstrated by the enhancements we have implemented, your Board is committed to best-in-class corporate governance policies and practices.

The Associated Estates Board, with substantive feedback from shareholders, recently took action to: terminate the Company's shareholder rights plan; seek shareholder approval at the 2015 Annual Meeting to eliminate the Company's current 4.0% share ownership limit and incorporate a 9.8% share ownership limit; and eliminate the Executive Committee of the Board, which the Company used in the past to declare dividends between regular meetings of the Board. In addition, Associated Estates’ executive compensation model is performance-based and aligns with shareholder interests by ensuring our management team is focused on delivering outstanding performance and generating shareholder value.

THE ASSOCIATED ESTATES BOARD HAS A RECORD OF
SUPERIOR LONG-TERM PERFORMANCE AND VALUE CREATION

WE BELIEVE THE ADDITIONAL PERSPECTIVES OF ASSOCIATED ESTATES’ NEW DIRECTORS WILL DRIVE SUPERIOR GROWTH AND VALUE CREATION GOING FORWARD

Your Board’s nominee slate is composed of eight highly qualified directors, seven of whom are independent and three of whom will have been added in the past year. The Associated Estates Board has the diversity, experience and qualifications to continue to provide effective and independent oversight and direction:

	Independent	Real Estate Experience	Finance / Strategy / M&A Experience	Senior Leadership Experience
Douglas Crocker	✓	✓	✓	✓
Jon Fosheim	✓	✓	✓	✓
Jeffrey Friedman		✓	✓	✓
John Gates	✓	✓	✓	✓
Michael Gibbons	✓	✓	✓	✓
James Sanfilippo	✓		✓	✓
James Schoff	✓	✓	✓	✓
Richard Schwarz	✓	✓	✓	✓

Together, the Associated Estates Board possesses distinct knowledge and expertise that is critical to the Company’s success. This includes experience leading and profitably growing other public REITs. Your Board also includes directors with experience and backgrounds in disciplines that are highly relevant to the Company’s businesses, including real estate, finance, banking, accounting and law.

Each member of your Board is committed to continuing to deliver superior results and serve the best interests of all Associated Estates shareholders.

WE BELIEVE LAND & BUILDING’S NOMINEES ADD NO RELEVANT SKILLS, EXPERIENCE OR EXPERTISE THAT ARE NOT ALREADY FULLY REPRESENTED ON THE BOARD
Given the diversity, experience and qualifications of your Board’s eight director nominees, we are confident that Mr. Litt’s slate would add no relevant skills, experience or expertise that are not already fully represented on the Board.

•
Jonathan Litt: As a fiduciary for his hedge fund clients, Mr. Litt’s primary responsibility and interest is to make money for Land and Buildings and generate publicity for his fund. He has offered no suggestions that have not already been considered by the Board and implemented when appropriate, and to date, he has not demonstrated that he has anything more to offer. Therefore, we question what someone with no operational or executive experience would add to the Associated Estates Board. Based on his resume, personal agenda and repeated refusal to work cooperatively with Associated Estates, we believe it is clear that Mr. Litt is focused on advancing his own interests and that he is neither qualified to serve nor inclined to work collaboratively on the Associated Estates Board.

•	Scot Sellers: We have assembled an outstanding Board that includes some of the best executives in the

REIT industry. Although Mr. Sellers had a distinguished career and sold the company he ran at an opportune time, fortuitous market timing alone is not a reliable strategy for long term value creation. We note that Archstone under Scot Sellers outperformed the SNL US REIT Equity Index by only 1.4x, whereas Equity Residential during Doug Crocker’s tenure as CEO outperformed the SNL US REIT Equity Index by 2x.

Another important factor, in our view, is whether Mr. Sellers would be willing to work with his fellow Board members to advance the interests of the Company’s stockholders. His statements make clear that he is unwilling to do so. Mr. Sellers has clearly stated he would create problems on the Board that would likely destroy value rather than propose solutions for creating value. For example, in a December 2014 meeting with Mr. Friedman, Mr. Sellers said he was unwilling and unable to work with Mr. Crocker, noting that “there isn’t a board room big enough for me and Doug Crocker.” We believe that Associated Estates’ shareholders deserve directors who are willing to work together to create value.

•
Charles Elson: While we appreciate Mr. Elson’s corporate governance expertise, Associated Estates is already taking the right steps to implement and maintain corporate governance best practices. Associated Estates has made a series of significant corporate governance changes and progress in this area is well underway. In short, we believe Mr. Elson’s specialized skill set would not enhance shareholder value creation because we are already taking the right steps to enhance corporate governance, and the Company is well-equipped to execute and oversee its strategy for shareholder value creation in accordance with sound corporate governance practices.

INDUSTRY EXPERTS RECOGNIZE THE PROGRESS WE ARE MAKING AND
SUPPORT THE ACTIONS WE HAVE TAKEN

We have received positive feedback and support from investors and analysts who recognize Associated Estates’ commitment to best-in-class corporate governance and driving shareholder value1:

“We came away from our meeting with a greater sense of the attitude and motivation of Messrs. Crocker and Fosheim, who gave a strong sense of their commitment to remain truly independent and do the right thing for shareholders (as demonstrated by their track records)… We are confident that these new directors will act in shareholders' best interest… We think AEC is making the right strategic moves and are impressed with the new board members.”

-	Jefferies Equity Research, March 9, 2015

“…Gaining a third highly qualified director [in Mr. Gates] is a positive step.”

-	Green Street Advisors, March 9, 2015

“…Keeping the current management and Board in place is likely to be the best scenario for maximizing shareholder value over time… We believe the recently announced corporate governance changes are a strong step in the right direction and further align management with investors.”

-	MLV Equity Research, January 5, 2015

OUR VIEW: ASSOCIATED ESTATES HAS THE RIGHT BOARD, THE RIGHT LEADERSHIP, AND THE RIGHT STRATEGY TO DELIVER SHAREHOLDER VALUE NOW AND OVER THE LONG TERM

Associated Estates listened – and will continue to listen – to our shareholders, and is a stronger company for it. With a responsive, energetic, high functioning and recently strengthened Board, along with a strategically sound vision for the future, Associated Estates is well positioned to continue delivering positive returns for shareholders.

We are focused on continuing to deliver strong operational and financial performance, and we will remain diligent in the pursuit of our objectives to drive value for all Associated Estates shareholders.

On behalf of the Associated Estates Board, thank you for your continued support.

Sincerely,

/s/ Jeffrey I. Friedman
Chairman, President and Chief Executive Officer

Associated Estates has filed the letter and definitive proxy materials with the Securities and Exchange Commission (“SEC”). Both are also available on the Company’s website at www.associatedestates.com.

______________________________
1 Permission to use quotations neither sought nor obtained.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
AEC@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Associated Estates

Associated Estates is a real estate investment trust and a member of the S&P 600, Russell 2000, and MSCI US REIT Indices. The Company is headquartered in Richmond Heights, Ohio. Associated Estates' portfolio consists of 57 apartment communities containing 15,206 units located in 10 states, which include two committed acquisitions with 681 units that are being managed during lease-up and five apartment communities with 1,446 units in various stages of active development. For more information about the Company, please visit its website at www.associatedestates.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions, as well as current expectations, estimates, projections, judgments and knowledge of management, all of which are subject to risks, trends and uncertainties that could cause actual results to vary from those projected. Factors which may cause the Company's actual results or performance to differ materially from those contemplated by forward-looking statements include, without limitation, those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and in other filings with the U.S. Securities and Exchange Commission (the "SEC"), and the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned by the Company; competition from other available multifamily units, single family units available for rental or purchase, and changes in market rental rates; the failure of development projects or redevelopment activities to achieve expected results due to, among other causes, construction and contracting risks, unanticipated increases in materials and/or labor, and delays in project completion and/or lease-up that result in increased costs and/or reduce the profitability of a completed project; losses resulting from property damage or personal injury that are not insured; results of litigation involving the Company; the cost, disruption and diversion of management’s attention associated with campaigns commenced by activist investors seeking to influence the Company to take particular actions favored by the activist or gain representation on the Company’s Board of Directors; information security breaches and other disruptions that could compromise our information and expose us to business interruption, increased costs, liability and reputational damage; and risks associated with property acquisitions and dispositions, such as failure to achieve expected results. In regard to the business review the Company is undertaking, there will be no updates until the review is complete and there is no set timeframe for completion. Readers should carefully review the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the other documents the Company files from time to time with the SEC. These forward-looking statements reflect management's judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future developments or circumstances.

Important Additional Information

Associated Estates, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Associated Estates shareholders in connection with the matters to be considered at Associated Estates' 2015 Annual Meeting. Associated Estates filed a proxy statement with the SEC on April 3, 2015 in connection with any such solicitation of proxies from Associated Estates shareholders. ASSOCIATED ESTATES SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Associated Estates' directors and executive officers in Associated Estates shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Associated Estates' 2015 Annual Meeting. Information can also be found in Associated Estates' Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 18, 2015, and Associated Estates' definitive proxy statement on Schedule 14A, filed with the SEC on April 3, 2015. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Associated Estates with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Associated Estates' website at www.associatedestates.com or by contacting Jeremy Goldberg, Vice President of Corporate Finance and Investor Relations at (216) 797-8715.

# # #

For more information, please contact:

Company Contact Jeremy Goldberg (216) 797-8715	Investor Contact Dan Burch and Bob Marese MacKenzie Partners (212) 929-5500	Media Contact Andrew Siegel and Jon Keehner Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449